SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934
THE ST. JOE COMPANY
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Florida	59-0432511

(State of incorporation or organization)	(IRS Employer Identification No.)

133 South WaterSound Parkway, WaterSound, FL	32413

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class
to be so registered

Common Stock Purchase Rights

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
Name of each exchange on
which each class is to be registered

New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:
(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None
None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.
     On March 4, 2011, the Board of Directors (the “Board”) of The St. Joe Company (the “Company”) authorized and adopted Amendment No. 1, dated as of March 4, 2011(“Amendment No. 1”), to the Shareholder Protection Rights Agreement, dated as of February 15, 2011 (the “Shareholder Rights Agreement”). Amendment No. 1 amends the definition of “Expiration Date” under the Shareholder Rights Agreement to mean March 4, 2011. Accordingly, the rights (the “Rights”) which were previously dividended to holders of record of Common Stock of the Company as of the close of business on February 28, 2011 expired upon the expiration of the Rights Agreement and no person has any rights pursuant to the Rights Agreement or the Rights.
     The above summary is not intended to be complete and is qualified in its entirety by reference to the complete text of Amendment No. 1, a copy of which is filed as Exhibit 4.2 hereto and is incorporated by reference herein.

Item 2.	Exhibits.
Item 2 is hereby amended and supplemented by adding the following exhibits:

Exhibit No.	Description
4.2	Amendment No. 1, dated as of March 4, 2011, to the Shareholder Protection Rights Agreement, dated as of February 15, 2011.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE ST. JOE COMPANY
By /s/ Reece B. Alford
Name:	Reece B. Alford
Title:	Senior Vice President, Corporate Counsel and Secretary

Date: March 4, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.2	Amendment No. 1, dated as of March 4, 2011, to the Shareholder Protection Rights Agreement, dated as of February 15, 2011.